Exhibit 5.2

John R. Wagner

15 Bradley Street

Warren, PA 16365

May 19, 2011

Kiantone Pipeline Company

United Refining Company of Pennsylvania

Kwik-Fill Corporation

Country Fair, Inc.

c/o United Refining Company

15 Bradley Street

Warren, PA 16365

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary of United Refining Company, a Pennsylvania corporation (the “Company”), and have acted as counsel to the Company and its subsidiaries in connection with the Registration Statement on Form S-4, as amended (File No. 333-173809) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission, pursuant to which the Company is registering (i) $365,000,000 aggregate principal amount of its 10 1/2% Senior Notes due 2018 (the “New Notes”), to be exchanged for the Company’s outstanding notes bearing substantially identical terms and in like principal amount (the “Old Notes”) in a registered exchange offer and (ii) the guarantees of the New Notes (the “Guarantees”) of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”), including Kiantone Pipeline Company, United Refining Company of Pennsylvania, Kwik-Fill Corporation, and Country Fair, Inc., each a Pennsylvania corporation (the “Pennsylvania Subsidiaries”). The Old Notes were issued, and the New Notes will be issued, under an Indenture dated as of March 8, 2011, among the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, NA, as trustee and The Bank of New York Mellon Trust Company, NA as collateral agent.

I have made such inquiries and reviewed such documents and records as I have deemed necessary or appropriate as a basis for my opinion. I have also examined and relied upon representations, statements and certificates of public officials and of officers and other representatives of the Pennsylvania Subsidiaries.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, I am of the opinion that (i) the New Notes have been duly and validly authorized by the Company, and (ii) the Guarantee of each Pennsylvania Subsidiary has been duly and validly authorized by such Pennsylvania Subsidiary.

I express no opinion as to any laws other than the laws of the Commonwealth of Pennsylvania. The opinion expressed herein is based upon these laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof.

Kiantone Pipeline Company et al.

May 19, 2011

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ John R. Wagner
John R. Wagner Vice President, General Counsel & Secretary